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                          INVESTMENT ADVISORY AGREEMENT
        DEUTSCHE BANC ALEX. BROWN CASH RESERVE FUND, INC. - PRIME SERIES



         THIS AGREEMENT is made as of the 4th day of June, 1999 by and between DEUTSCHE BANC ALEX. BROWN CASH RESERVE FUND, INC., a Maryland corporation (the "Fund"), and INVESTMENT COMPANY CAPITAL CORP., a Maryland corporation (the "Advisor"), with respect to the following recital of fact:
         WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
         WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment advisor; and
         WHEREAS, the Fund's Articles of Incorporation authorize the Board of Directors of the Fund to classify or reclassify authorized but unissued shares of the Fund; and
         WHEREAS, the Fund's Board of Directors has authorized the issuance of three series of shares with a par value of $.001 representing interests in three portfolios: the Prime Series, the Treasury Series and the Tax-Free Series (each of the existing portfolios and any portfolios hereafter added shall be referred to collectively as the "Series"); and
         WHEREAS, the Fund and the Advisor desire to enter into an agreement to provide investment advisory and administrative services for the Fund's Prime Series (the "Prime Series") on the terms and conditions hereinafter set forth;
         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:
         1. Appointment of Investment Advisor. The Fund hereby appoints the Advisor to act as the investment advisor to the Prime Series. The Advisor shall manage the Prime Series' affairs and shall supervise all aspects of the Prime Series' operations (except as otherwise set forth herein), including the investment and reinvestment of the cash, securities or other properties comprising the Prime Series' assets, subject at all times to the policies and control of the Fund's Board of Directors. The Advisor shall give the Prime Series the benefit of its best judgment, efforts and facilities in rendering its services as Advisor.
         2. Duties of Investment Advisor. In carrying out its obligations under section 1 hereof, the Advisor shall:
                (a) supervise and manage all aspects of the Prime Series' operations;
                (b) formulate and implement continuing programs for the purchases and sales of securities, consistent with the investment objective and policies of the Prime Series;
                (c) provide the Prime Series with such executive, administrative and clerical services as are deemed advisable by the Fund's Board of Directors;
               (d) provide the Prime Series with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items for the Fund's principal office;
                (e) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Prime Series, and whether concerning the individual issuers whose securities are included in the Prime Series or the activities in which they engage, or with respect to securities which the Advisor considers desirable for inclusion in the Prime Series;
                (f) determine which issuers and securities shall be represented in the Prime Series and regularly report thereon to the Fund's Board of Directors;
                (g) take all actions necessary to carry into effect the Fund's purchase and sale programs with respect to its Prime Series;
                (h) supervise the operations of the Prime Series' transfer and dividend disbursing agent;
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                (i) provide the Prime Series with such administrative and
clerical services for the maintenance of certain shareholder records, as are deemed advisable by the Fund's Board of Directors; and,
                (j) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the shareholders of the Prime Series and reports to and filings with the Securities and Exchange Commission (the "SEC") and state Blue Sky authorities, which may be required for the Prime Series.
         3. Broker-Dealer Relationship. In the event that the Advisor is responsible for decisions to buy and sell securities for the Prime Series, broker-dealer selection, and negotiation of its brokerage commission rates, the Advisor's primary consideration in effecting a security transaction will be execution at the most favorable price. The Fund understands that a substantial majority of the Prime Series' transactions will be transacted with primary market makers acting as principal on a net basis, with no brokerage commissions being paid by the Fund. Such principal transactions may, however, result in a profit to the market makers. In certain instances the Advisor may make purchases of underwritten issues at prices which include underwriting fees. In selecting a broker-dealer to execute each particular transaction, the Advisor will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Prime Series on a continuing basis. Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Directors may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the Prime Series. The Advisor is further authorized to allocate the orders placed by it on behalf of the Prime Series to such brokers and dealers who also provide research or statistical material or other services to the Fund or the Advisor. Such allocation shall be in such amounts and proportions as the Advisor shall determine and the Advisor will report on said allocation regularly to the Board of Directors of the Fund, indicating the brokers to whom such allocations have been made and the basis therefor.
         4. Control by Board of Directors. Any management or supervisory activities undertaken by the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Advisor on behalf of the Prime Series pursuant thereto, shall at all times be subject to any applicable directives of the Board of Directors of the Fund.
         5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Advisor shall at all times conform to:
                (a) all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder;
                (b) the provisions of the Registration Statement of the Fund under the Securities Act of 1933 and 1940 Act;
                (c) the provisions of the Articles of Incorporation, as amended;
                (d) the provisions of the By-laws of the Fund, as amended; and
                (e) any other applicable provisions of state and federal law.
         6. Expenses. The expenses connected with the Prime Series shall be allocable between the Fund and the Advisor as follows:
                (a) The Advisor shall, subject to compliance with applicable banking regulations, furnish, at its expense and without cost to the Fund, the services of one or more officers of the Fund, to the extent that such officers may be required by the Fund for the proper conduct of its affairs.



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                (b) The Fund assumes and shall pay or cause to be paid all other expenses of the Prime Series, including, without limitation, the Prime Series' allocable portion of the following expenses: payments to the Fund's distributor under the Prime Series' plans of distribution; the charges and expenses of any registrar, any custodian or depository appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Fund to Federal, State or other governmental agencies; the costs and expenses of engraving or printing of certificates representing shares of the Fund; all costs and expenses in connection with the registration and maintenance of registration of the Fund and its shares with the SEC and various states and other jurisdictions (including filing fees, legal fees and disbursements of counsel); the costs and expenses of printing, including typesetting, and distributing prospectuses and statements of additional information of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors or director members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in shares or in cash; charges and expenses of any outside service used for pricing of the Fund's shares; charges and expenses of legal counsel, including counsel to the directors of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.
         7.     Delegation of Responsibilities.
                (a) Subject to the approval of the Board of Directors and shareholders of the Prime Series, the Advisor may delegate to a sub-advisor certain of its duties enumerated in section 2 hereof provided that the Advisor shall continue to supervise the performance of any such sub-advisor. The Advisor shall not be responsible for any such sub-advisor's performance under a sub-advisory agreement.
                (b) Subject to the approval of the Board of Directors and, to the extent required by the 1940 Act, shareholders of the Prime Series, the Advisor may delegate to any company that it controls, is controlled by, or is under common control with (or to more than one such company), or to specified employees of any such companies, certain of its duties enumerated in Section 2 hereof provided that the Advisor shall continue to supervise the performance of any such company and shall regularly report thereon to the Fund's Board of Directors.

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                (c) The Advisor may, but shall not be under any duty to, perform services on behalf of the Prime Series which are not required by this Agreement upon the request of the Fund's Board of Directors. Such services will be performed on behalf of the Prime Series and the Advisor's charge in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by the Advisor of any Fund expense that the Advisor is not required to pay or assume under this Agreement shall not relieve the Advisor of any of its obligations to the Prime Series nor obligate the Advisor to pay or assume any similar Prime Series' expenses on any subsequent occasions.
         8. Compensation. For the services to be rendered and the expenses assumed by the Advisor, the Prime Series shall pay to the Advisor monthly compensation at an annual rate derived by: (1) calculating an amount equal to
 .30% of the first $500 million of the Fund's aggregate average daily net assets, .26% of the next $500 million of the Fund's aggregate average daily net assets, .25% of the next $500 million of the Fund's aggregate average daily net assets, .24% of the next $1 billion of the Fund's aggregate average daily net assets, .23% of the next $1 billion of the Fund's aggregate average daily net assets and .22% of that portion of the Fund's aggregate average daily net assets in excess of $3.5 billion; (2) applying to this amount a fraction equal to the net assets of the Prime Series divided by the net assets of the Fund; and (3) adding an amount calculated daily and paid monthly, at the annual rate of .02% of the
Prime Series' average daily net assets.
         Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Advisor's compensation for the preceding month shall be made as promptly as possible.
         The fees payable to the Advisor under this Agreement prior to its approval by shareholders of the Series shall be paid into an interest bearing escrow account pursuant to an order (the "Order") issued by the Securities and Exchange Commission permitting the implementation of this Agreement prior to approval by the holders of "a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Series. If shareholder approval of this
Agreement has been obtained within 150 days of the later of the closing date of the merger of Bankers Trust Corporation with and into a U.S. subsidiary of Deutsche Bank AG (the "Closing Date") or the granting of the Order, the fees paid by the Fund into the escrow account (and interest thereon) shall be paid to the Advisor. If such approval has not been obtained within 150 days of the later of the Closing Date or the granting of the Order, this Agreement shall terminate and the fees paid by the Fund into the escrow account (and interest thereon) shall be paid to the Fund.



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         9. Non-Exclusivity. The services of the Advisor to the Fund are not to be deemed to be exclusive, and the Advisor shall be free to render investment advisory and corporate administrative or other services to others (including other investment companies) and to engage in other activities, so long as its services under this Agreement are not impaired thereby. It is understood and agreed that officers or directors of the Advisor may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as officers or directors of the Advisor to the extent permitted by law; and that the officers and directors of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies.
         10. Term. This Agreement shall become effective at the close of business on the date hereof and shall continue in force and effect, subject to section 12 hereof, for two years from the date hereof.
         11. Renewal. Following the expiration of its initial two-year term, this Agreement shall continue in force and effect from year to year, provided that such continuance is specifically approved at least annually:
                (a) (i) by the Fund's Board of Directors or (ii) by the vote of a majority of the outstanding voting securities of the Prime Series (as defined in Section 2(a) (42) of the 1940 Act), and
                (b) by the affirmative vote of a majority of the directors who are not parties to this Agreement or "interested persons" of a party to this Agreement (other than as directors of the Fund) by votes cast in person at a meeting specifically called for such purpose.
         12. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Fund's Board of Directors or by vote of a majority of the Prime Series' outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act), or by the Advisor, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" having the meaning defined in Section 2(a)(4) of the 1940 Act.
         13. Liability of Advisor. In the performance of its duties hereunder, the Advisor shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but the Advisor shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of the Advisor or its officers, directors or employees, or reckless disregard by the Advisor of its duties under this Agreement.
         14. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and the Advisor for this purpose shall be One South Street, Baltimore, Maryland 21202.
         15. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first above written.


[SEAL]                                    DEUTSCHE BANC ALEX. BROWN CASH
                                          RESERVE FUND, INC.



Attest:   ________________________        By:      ________________________
          Kathy L. Churko                 Name:    Harry Woolf
                                          Title:   President



[SEAL]                                    INVESTMENT COMPANY CAPITAL CORP.



Attest:   ________________________        By:      ________________________
          Kathy L. Churko                 Name:    Edward J. Veilleux
                                          Title:   Executive Vice President